Exhibit 99.1

GeoVax Appoints Industry Veteran

to its Board of Directors

Randal D. Chase, Ph.D. Brings Extensive Vaccine Background to GeoVax

ATLANTA, GA, March 23, 2015 – GeoVax Labs, Inc. (OTCQB: GOVX), a biotechnology company developing innovative human vaccines against Ebola and Marburg viruses, and HIV using its novel platform technology, today announced that it has appointed vaccine industry expert, Randal D. Chase, Ph.D. to its board of directors. This appointment brings the number of board members to six, four of whom are considered independent.

Dr. Chase, 65, currently serves as a business advisor and consultant to companies in the life science sector. From 2006 to 2011, he served as President and Chief Executive Officer of Immunovaccine, Inc., a clinical-stage biotechnology company developing vaccines against cancer and infectious diseases. Dr. Chase is also a former president of Shire Biologics, North American Vaccine, Pasteur Merieux Connaught, and Quadra Logic Technologies, Inc. Earlier in his career Dr. Chase worked at Bristol Myers and Glaxo Pharmaceuticals. Dr. Chase has also served as a member of the board of directors for several companies, and recently served as Chairman of the Board for Medicago, Inc. until its sale to Mitsubishi Tanabe Pharma Corporation in 2013. He currently serves as Chairman of the Board for Medimabs, Inc., a privately-held antibody company. Dr. Chase attended the Senior Executive Program of the London Business School in the UK, holds a Bachelor of Sciences degree in Biochemistry from Bishop’s University, and a Ph.D. in Biochemistry from the University of British Columbia. Dr. Chase completed a post doctoral fellowship at the McArdle Cancer Institute of the University of Wisconsin.

David Dodd, GeoVax’s Chairman of the Board, commented, “Dr. Chase brings a wealth of experience to GeoVax, and we are very pleased to have him join our board. His experience and knowledge of business development and management, and of the vaccine industry, is extraordinary. We expect to rely on his professional acumen and experience serving other vaccine companies as GeoVax accelerates its Ebola, Marburg and HIV vaccine programs and expands its product development portfolio.”

About GeoVax

GeoVax Labs, Inc. is a clinical-stage biotechnology company developing human vaccines against infectious diseases using our novel vaccine platform. Our current development programs are focused on vaccines against Ebola and Marburg viruses, and vaccines against Human Immunodeficiency Virus (HIV). We believe our technology and vaccine development expertise is well-suited for a wide variety of human infectious diseases for which there is an unmet medical need, and we intend to pursue expansion of our product pipeline as resources permit.

Our vaccine platform supports production of non-infectious virus-like particles (VLPs) from the cells of the person receiving the vaccine. Producing non-infectious virus-like particles in the person being vaccinated circumvents the need to purify virus-like particles for inoculation. The production of virus-like particles in the person being vaccinated mimics a natural infection, stimulating both the humoral and cellular arms of the immune system to recognize, prevent and control the target infection should it appear.

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Clinical trials for GeoVax’s preventive HIV vaccines have been conducted by the US National Institutes of Health-supported HIV Vaccine Trials Network (HVTN) with funding from the National Institute of Allergy and Infectious Disease (NIAID). Overall, GeoVax’s vaccines, in various doses and combinations, have been tested in close to 500 humans.

For more information, go to www.geovax.com.

Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent HIV or Ebola infection in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission including those set forth at "Risk Factors" in GeoVax's Form 10-K.

Contact:

Adam S. Holdsworth

PCG Advisory Group

646-862-4607

www.pcgadvisory.com